EXHIBIT 99.1

BIOENVISION, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Bioenvision, Inc.:

We have audited the accompanying consolidated balance sheets of Bioenvision, Inc. and Subsidiaries (the “Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bioenvision, Inc. and Subsidiaries as of June 30, 2007 and 2006, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9, the Company is a party to multiple putative purported class action lawsuits in connection with a proposed merger.

/s/ J.H. Cohn LLP
Roseland, New Jersey
August 31, 2007

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2007	2006

Assets
Cash and cash equivalents	$43,682,624	$3,377,937
Short-term investments	5,488,646	41,637,106
Accounts receivable, net of allowances of $863,079 and $898,714, respectively	9,074,017	2,369,446
Inventories	1,131,052	427,514
Prepaids and other current assets	1,663,004	844,810
Total current assets	61,039,343	48,656,813

Property and equipment, net	320,274	273,632
Intangible assets, net	3,355,992	7,549,520
Goodwill	1,540,162	1,540,162
Other assets	255,281	706,840
Deferred costs	3,282,297	3,523,497

Total assets	$69,793,349	$62,250,464

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$227,198	$1,557,507
Accrued expenses and other current liabilities	12,431,104	6,464,445
Accrued dividend payable	56,404	56,404
Deferred revenue	513,662	513,662

Total current liabilities	13,228,368	8,592,018

Deferred revenue	6,557,052	7,070,725

Total liabilities	19,785,420	15,662,743

Commitments and contingencies:

Stockholders’ equity:
Convertible participating preferred stock - $0.001 par value; 20,000,000 shares authorized; 2,250,000 issued and outstanding at June 30, 2007 and 2006, respectively (liquidation preference $6,750,000)	2,250	2,250
Common stock - $0.001 par value; 70,000,000 shares authorized; 55,035,739 and 41,456,616 shares issued and outstanding at June 30, 2007 and 2006, respectively	55,036	41,457
Additional paid-in capital	173,022,341	133,604,996
Accumulated deficit	(122,809,349)	(86,567,268)
Receivable due from shareholder	—	(340,606)
Accumulated other comprehensive loss	(262,349)	(153,108)

Total shareholders’ equity	50,007,929	46,587,721

Total liabilities and shareholders’ equity	$69,793,349	$62,250,464

The accompanying notes are an integral part of these consolidated financial statements.

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2007 and 2006

	2007	2006

Revenue
Product sales	$15,429,189	$668,975
License and royalty revenue	3,640,408	1,929,526
Research and development revenue	—	2,710,571

Total revenue	19,069,597	5,309,072

Costs and expenses
Cost of products sold (including royalty expense of $2,889,000 and $1,277,000, respectively)	3,450,279	1,662,975
Research and development	21,065,263	11,726,981
Provision for bad debts	160,740	24,564
Selling, general and administrative	27,701,740	16,562,770
Depreciation and amortization	1,021,427	974,440
Loss on impairment	3,310,905	—

Total costs and expenses	56,710,354	30,951,730

Loss from operations	(37,640,757)	(25,642,658)

Interest income (expense)
Interest and finance charges	26,062	(66,762)
Interest income	1,710,114	1,810,657

Net loss	(35,904,581)	(23,898,763)

Cumulative preferred stock dividend	(337,500)	(337,500)

Loss applicable to common stockholders	$(36,242,081)	$(24,236,263)

Basic and diluted net loss per share applicable to common stockholders	$(0.80)	$(0.59)
Weighted-average shares used in computing basic and diluted net loss per share of common stock	45,033,991	40,865,384

The accompanying notes are an integral part of these consolidated financial statements.

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2007 and 2006

	Convertible Participating Preferred Stock		Common Stock		Additional Paid-	Deferred Compen-	Accumulated	Receivable from	Accumulated Other Compre- hensive	Total Stockholders’
	Shares		Shares		in capital	sation	Deficit	Stockholder	Income (Loss)	Equity

Balance at July 1, 2005	2,250,000	$2,250	40,558,948	$40,559	$128,946,717	$(145,646)	$(62,331,005)	$—	$100,940	$66,613,815

Net loss							(23,898,763)			(23,898,763)
Cumulative preferred stock dividend							(337,500)			(337,500)
Currency translation adjustment									(254,048)	(254,048)
Due from Stockholder								(340,606)		(340,606)
Employee and board of director stock-based compensation					3,684,158					3,684,158
Deferred compensation					(136,457)	145,646				9,189
Options exercised for common stock			491,196	491	390,984					391,475
Warrants exercised for common stock			406,472	407	719,594					720,001

Balance at June 30, 2006	2,250,000	2,250	41,456,616	41,457	133,604,996	—	(86,567,268)	(340,606)	(153,108)	46,587,721

Net loss							(35,904,581)			(35,904,581)
Cumulative preferred stock dividend							(337,500)			(337,500)
Currency translation adjustment									(109,241)	(109,241)
Due from Stockholder								340,606		340,606
Employee and board of director stock-based compensation					3,415,931					3,415,931
Issuance of unrestricted shares			31,100	31	153,447					153,478
Warrants exercised for common stock - cash			4,310,999	4,311	8,141,520					8,145,831
Warrants exercised for common stock - cashless			1,237,024	1,237	(1,237)					—
Shares issued in connection with public offering, net of related expenses			8,000,000	8,000	27,707,684					27,715,684

Balance at June 30, 2007	2,250,000	$2,250	55,035,739	$55,036	$173,022,341	$—	$(122,809,349)	$—	$(262,349)	$50,007,929

The accompanying notes are an integral part of these consolidated financial statements.

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED JUNE 30, 2007 and 2006

	2007	2006

Loss applicable to common stockholders	$(36,242,081)	$(24,236,263)
Foreign currency translation loss	(109,241)	(254,048)

Comprehensive Loss	$(36,351,322)	$(24,490,311)

The accompanying notes are an integral part of these consolidated financial statements.

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2007 and 2006

	2007	2006

Cash flows from operating activities
Net loss	$(35,904,581)	$(23,898,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,021,427	974,440
Provision for bad debts	160,740	24,564
Stock-based compensation	3,569,409	3,693,347
Loss on disposal	—	1,654
Loss on impairment	3,310,905	—
Changes in operating assets and liabilities:
Accrued interest on investments	(904,374)	(1,405,798)
Inventories	(635,307)	(143,383)
Prepaids and other current assets	(737,385)	(484,937)
Accounts receivable	(6,227,904)	(574,610)
Other assets	489,380	(482,026)
Deferred costs	241,200	133,301
Accounts payable, accrued expenses and other current liabilities	3,979,653	1,720,017
Deferred revenue	(513,673)	(351,818)

Net cash used in operating activities	(32,150,510)	(20,794,012)

Cash flows from investing activities
Purchase of intangible assets	—	(166,926)
Capital expenditures	(179,904)	(102,535)
Release of restricted cash	—	290,000
Redemption of short-term investments	37,108,965	17,834,104
Purchase of short-term investments	—	(25,318,463)

Net cash provided by (used in) investing activities	36,929,061	(7,463,820)

Cash flows from financing activities
Proceeds from issuance of common stock, net of related expenses	27,715,684	—
Due from stockholder	40,606	(340,606)
Proceeds from the exercise of options and warrants	8,145,831	1,111,476
Dividends paid	(337,500)	(337,500)

Net cash provided by financing activities	35,564,621	433,370

Effect of exchange rate changes on cash and cash equivalents	(38,485)	(205,134)

Net increase (decrease) in cash and cash equivalents	40,304,687	(28,029,596)

Cash and cash equivalents, beginning of year	3,377,937	31,407,533

Cash and cash equivalents, end of year	$43,682,624	$3,377,937

The accompanying notes are an integral part of these consolidated financial statements.

BIOENVISION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Summary of Significant Accounting Policies

(a) Description of Business:

The Company is a product-oriented biopharmaceutical company primarily focused upon the acquisition, development, and marketing of compounds and technologies for the treatment of cancer. Its product pipeline includes Evoltra® (clofarabine) which has marketing approval in both the European Union (“E.U.”) and United States (“U.S.”) for the treatment of pediatric relapsed or refractory acute lymphoblastic leukemia, Modrenal® (trilostane), which has marketing approval in the United Kingdom (“U.K.”) for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy, and other products.

On May 29, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genzyme Corporation, our North American co-development partner for clofarabine (“Genzyme”).  We are holding a special meeting of our stockholders to vote on this proposed merger, which is currently scheduled for October 4, 2007.  The merger is the second and final step in the proposed acquisition of Bioenvision by Genzyme.  The first step was the tender offer for all of the outstanding common stock and all of the outstanding preferred stock of Bioenvision, which expired on July 10, 2007.  Following the tender offer and as of the date hereof, Genzyme became a stockholder and related party of the Company.  If the merger is completed, our stockholders will have the right to receive $5.60 in cash, without interest, for each share of our common stock they own.

(b) Principles of Consolidation and Use of Estimates:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated.  Certain reclassifications of balances previously reported have been made to conform to the current presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

(c) Revenue Recognition:

In accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition”, or “SAB 104”, upfront nonrefundable fees associated with research and development collaboration agreements in which the Company has continuing involvement in the agreement, are recorded as deferred revenue and recognized over the estimated research and development period using the straight-line method. If the estimated period is subsequently modified, the period over which the up-front fee is recognized is modified accordingly on a prospective basis using the straight-line method.  Continuation of certain contracts and grants are dependent upon the Company and/or its co-development partners’ achieving specific contractual milestones; however, none of the payments received to date are refundable regardless of the outcome of the project.  Upfront nonrefundable fees associated with licensing arrangements are recorded as deferred revenue and recognized over the period of the licensing arrangement using the straight-line method, which approximates the life of the last to expire of the underlying patents.

Royalty revenue from product licenses is recorded as earned.

The Company currently sells its products to hospitals, clinical trial centers and our co-development partners.  Revenue from product sales is recognized when the risk of loss is passed to the customer, the sales price is fixed and determinable, and collectibility is reasonably assured.  We record product sales net of any allowances for sales returns.  We estimate our return reserves based on our experience of return rates on historical sales.  Our allowance for sales return reserves may increase or decrease in the future if our history of product returns changes.

Research and development contract revenue includes sales in our pre-commercial stage named patient program for Evoltra® as well as certain payments due from our co-development partner relating to the reimbursement of 50% for certain of our ongoing research costs in the development of Evoltra® outside the United States.  Currently, the Company has billed but not recorded approximately $4,600,000 of revenue relating to the reimbursement from our co-development partner (Genzyme) for certain of our ongoing research costs in the development of Evoltra® outside the United States as well as an additional $2,381,000 which we have not billed but believe is owed to us from this co-development partner.  If and when the Company has determined that collectibility is reasonably assured, the Company will record the revenue.  Under the co-development agreement, the Company offsets these amounts against any royalty which otherwise would be paid to Genzyme on our U.K. sales.  Genzyme is responsible for conducting all clinical trials and the filing and prosecution of applications with applicable regulatory authorities in the United States and Canada for certain cancer indications. The Company retains the right to handle those matters in all territories outside the United States and Canada and retains the right to handle these matters in the U.S. and Canada in all non-cancer indications.  The Company retained the exclusive manufacturing and distribution rights in Europe and elsewhere worldwide, except for the United States and Canada.  Under the co-development agreement, Genzyme will have certain rights if it performs its development obligations in accordance with that agreement. Under the circumstances, the Company is required to pay Genzyme a royalty on direct sales outside the U.S., Canada, Japan and Southeast Asia. In turn, Genzyme, which would have U.S. and Canadian distribution rights in cancer indications, is paying the Company a royalty on sales in the U.S. and Canada.  Under the terms of the co-development agreement, Genzyme also pays royalties to Southern Research Institute (“SRI”) based on certain milestones. The Company also is obligated to pay certain royalties to SRI with respect to Evoltra®.

The Company follows the guidance of Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” in the presentation of revenue and direct costs of revenue. This guidance requires the Company to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. The Company records revenue transactions gross in its statements of operations if it is deemed the principal in the transaction, which includes being the primary obligor and having the risks and rewards of ownership.

(d) Research and Development:

Research and development costs are charged to expense as incurred.  Research and development costs consist primarily of costs associated with determining feasibility, licensing and pre-clinical and clinical testing of our products, including salaries and related personnel costs, fees paid to consultants and outside service providers for drug development, the cost of Evoltra® sold prior to product approval through our named patient program and other expenses.  Also included in research and development costs is the financial support provided to Cardiff for the AML 16 trials.  This financial support is tied to the number of patients enrolled on clofarabine.  We estimate our expense for the AML 16 trials each reporting period based on data regarding patient enrollment received from Cardiff.

(e) Stock-based Compensation:

We account for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)”) and utilize the Black-Scholes model to measure the value of an employee option. The Black-Scholes model is a trading options-pricing model that neither considers the non-traded nature of employee stock options, nor the restrictions on such trading, the lack of transferability or the ability of employees to forfeit the options prior to expiry. If the model adequately permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock options could be different.   Our estimates of employee stock option values rely on estimates of factors we input into the Black-Scholes model. The key factors involve an estimate of future uncertain events.  We determine expected volatility based on historical activity.  We believe that these market-based inputs provide a better estimate of our future stock price movements.  We use historical exercise patterns as our best estimate of the expected term of the options.  We utilize historical turnover rates in estimating expected forfeitures separately for executives and non-executives.  The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant. We have incorporated the following assumptions into the Black Scholes model:

	June 30,	June 30,
	2007	2006

Risk-free interest rate	4.43 – 4.84%	3.89 – 4.95%
Expected weighted-average term (in years)	3.95	3.79
Expected weighted-average volatility	63%	66%
Expected dividend yield	0%	0%

The weighted average fair value per share for stock options granted to employees during years ended June 30, 2007 and 2006 was $2.46 and $3.63, respectively.

As required by SFAS 123 (R), management made an estimate of expected forfeitures for all unvested awards and is recognizing compensation costs only for those equity awards expected to vest.  The Company recorded, as a component of net loss, employee stock-based compensation (expense) income of approximately $(3,323,000) and $(3,609,000) for the years ended June 30, 2007 and 2006, respectively.  As of June 30, 2007, the total compensation cost related to unvested equity awards granted to employees but not yet recognized is approximately $3,568,000.  This cost will be amortized on a straight-line basis over the remaining weighted average vesting period of 1.73 years.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”  Under EITF No. 96-18, where the fair value of the equity instrument is more reliably measurable than the fair value of services received, such services will be valued based on the fair value of the equity instrument.  We utilize the Black-Scholes model to measure the value of warrants issued to consultants.

(f) Income Taxes:

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.  The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits.

(g) Net Loss per Share:

Basic net loss per share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted average number of common shares and potentially dilutive common shares outstanding during the periods. All options and warrants to purchase 6,739,731 and  11,563,314 shares of common stock have not been included in the calculation of net loss per share for the years ended June 30, 2007 and 2006, respectively, as their effect would have been anti-dilutive. Additionally, convertible participating preferred shares that are convertible into 4,500,000 shares of common stock have not been included in the calculation of net loss per share for each of the years ended June 30, 2007 and 2006, respectively, as their effect would have been anti-dilutive.

(h) Comprehensive Loss:

Our comprehensive loss includes loss applicable to common stockholders and unrealized gains (losses) from foreign currency translations to the US dollar, the reporting currency of the Company.

(i) Foreign Currency Translation:

The reporting currency of the Company is the US dollar.  The functional currency of Bioenvision Limited, the Company’s wholly-owned subsidiary, organized under the laws of the United Kingdom with offices in Edinburgh, Scotland, is the Pound Sterling.  We translate assets and liabilities to their US dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in accumulated other comprehensive income (loss).  We translate statement of operations accounts at average rates for the period.  We record adjustments relating to our wholly-owned subsidiary, Bioenvision JapanCo., Ltd. (“JapanCo”), whose functional currency is the US Dollar, as transaction gains (losses) in the statement of operations.   For the years ended June 30, 2007 and 2006, the net foreign currency transaction gains (losses) included in selling, general and administrative expense were approximately $(145,000) and $(2,300), respectively.

(j) Cash and Cash Equivalents and Short-term Investments:

The Company considers all highly-liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.  All funds invested in Certificates of Deposit with maturities greater than three months and less than one year are classified as short-term securities determined by management to be available-for-sale securities.

(k) Deferred Costs:

Deferred costs represent payments to SRI and to Stegram Pharmaceutical Ltd, which directly relate to milestone payments received in connection with the Genzyme Co-Development Agreement, Mayne-Pharma Pharmaceutical and the Dechra Sub-License Agreement.  These costs are being amortized on a straight-line basis over the term of the contract and the amortization of these costs has been presented in research and development on the consolidated statements of operations.

(l) Accounts Receivable and Significant Customers:

The Company’s accounts receivable are primarily due from hospitals, clinical trial centers and our co-development partners.  We maintain an allowance for doubtful accounts at an amount estimated to be sufficient to provide adequate protection against losses resulting from collecting less than the full payment on our currently outstanding receivables. We make judgments as to our ability to collect receivables and provide allowances for the portion of receivables when collection becomes doubtful.  Provisions are made based upon a specific review of all significant outstanding invoices.  In determining our allowances, we analyze our historical collection experience and current economic trends.  Our co-development partner comprises approximately 15% and 33% of revenues earned for the years ended June 30, 2007 and 2006.  Based on our evaluation of the collectibility of the accounts receivable from this customer, we believe that the balance relating to research and development reimbursements for revenue recorded in December 2004 through March 2005 may not be collectible. Under the terms of the co-development agreement, we have exercised our right of offset against royalties which would otherwise be paid on our UK sales.  During the year ended June 30, 2007, we have offset royalties due of $194,000 against the outstanding receivable from the co-development partner and have maintained a reserve on the remaining balance of $675,000 at June 30, 2007.

The Company currently sells clofarabine to various centers located throughout Europe which are participating in the AML-16 trials that have been initiated by the National Cancer Research Institute (NCRI).  Distribution of clofarabine to the study centers is being coordinated by a single trial center, Cardiff, which is located in the U.K.  The AML-16 studies include the phase I pilot intensive trial which commenced in December of 2005 and was completed in September of 2006, the phase II AML-16 non-intensive trial which commenced in July of 2006 and is expected to complete recruitment in 2008 and the phase III AML-16 intensive trial which commenced in August of 2006 and is expected to complete recruitment in 2009.  In order to facilitate distribution, invoicing and compiling of study reports, the Company has entered into research agreements with Cardiff in connection with each of these trials that, among other things, provide for the sale of clofarabine, at current market prices, through Cardiff to the study sites.  During the years ended June 30, 2007 and 2006, respectively, 40% and 27% of the Company’s revenue was attributed to the sale of clofarabine to Cardiff.   In connection with the research agreements, the Company is obligated to provide financial support to Cardiff which is dependent on the completion of certain milestones which are due upon the receipt of interim and final study reports.  For the years ended June 30, 2007 and 2006, the Company recognized approximately $7,770,000 and $533,000, respectively, as research and development costs relating to the AML-16 trials.

(m) Inventories:

Inventories are stated at the lower of cost or market, with cost being determined under the first-in, first-out method.  The Company only capitalizes inventory that is produced for commercial sale.  Manufacturing costs incurred to produce clofarabine prior to approval were recorded as research and development costs.  The Company periodically reviews inventory on hand.  Items considered outdated or obsolete are reduced to their estimated net realizable value.  Below is a break down of inventories at June 30, 2007 and 2006:

	June 30,	June 30,
	2007	2006

Raw materials	$—	$118,213
Work-in-process	713,982	180,048
Finished goods	417,070	129,253

Total inventories	$1,131,052	$427,514

(n) Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over their estimated useful lives, which range from 3 to 7 years. The Company recorded depreciation expense for the years ended June 30, 2007 and 2006 of approximately $139,000 and $104,000, respectively.

	June 30,	June 30,
	2007	2006

Computer equipment and software	$446,515	$390,044
Furniture and fixtures	121,382	54,503
Leasehold improvements	41,746	—
	609,643	444,547

Less: Accumulated depreciation	(289,369)	(170,915)

Total property and equipment, net	$320,274	$273,632

(o) Fair Value of Financial Instruments:

The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” Management of the Company believes that the fair value of financial instruments, consisting of cash, cash equivalents, short-term investments, accounts receivable and accounts payable, approximates carrying value due to the immediate or short-term maturity associated with these instruments.

(p) Goodwill and Other Intangible Assets:

Goodwill represents the excess of costs over the fair value of identifiable net assets of Pathagon.  Intangible assets include patents and licensing rights acquired in connection with the acquisition of Pathagon completed on February 1, 2002.  The Company accounts for these assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  Goodwill is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.  SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”  For goodwill, each year and whenever impairment indicators are present, we calculate the implied fair value of each goodwill amount and record an impairment loss for the excess of book value over the implied fair value, if any.

In accordance with SFAS No. 144, we review for impairment our intangible assets that are subject to amortization whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset (see Note 2).  We believe that the accounting estimate relating to impairment of our intangible assets involves a critical accounting estimation methodology.  The estimate is highly susceptible to change from period to period because it requires management to make significant judgments and assumptions about future revenue, operating costs and development expenditures.  Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry as well as expected changes in standard of practice for indications addressed by the asset. Changes in events or circumstances  that may affect long-lived assets, particularly in the pharmaceutical industry, makes judgments and assumptions with respect to the future cash flows highly subjective and may include, but are not limited to, cancellations or terminations of license agreements or the risk of competition that could render our products noncompetitive or obsolete.

(q) Accrued Expenses and Other Current Liabilities:

Below is a breakdown of our accrued expenses and other current liabilities at June 30, 2007 and 2006.  Accrued research and development expenses include amounts relating to clinical trials, pre-clinical operating costs and amounts due on the license to develop, manufacture, market, distribute and sell Evoltra® in Japan and Southeast Asia.  Other accrued expenses include inventories, royalties due on product sales and other operating expense accruals.

	June 30,	June 30,
	2007	2006

Accrued research and development	$6,716,903	$4,389,951
Accrued sales and marketing	2,717,273	199,615
Accrued professional fees	698,016	493,924
Accrued compensation costs	789,699	702,097
Accrued other	1,509,213	678,858

Total accrued expenses and other current liabilities	$12,431,104	$6,464,445

(r) Recent Accounting Pronouncements:

In June 2007, the Emerging Issues Task Force (“EITF”) issued EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF 07-3”).  EITF 07-3 addresses the diversity that exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities.  The EITF concluded that an entity must defer and capitalize non-refundable advance payments made for research and development activities and expenses these amounts as the related goods are delivered or the related services are performed.  EITF 07-3 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007.  The Company is currently evaluating the impact of adopting EITF 07-03 on its financial statements and results of operations.

In February 2007, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets and liabilities to be carried at fair value.  Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for- sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and other eligible financial instruments.  SFAS 159 is effective for fiscal years beginning after November 15, 2007 and the Company is currently evaluating its impact.

In December 2006, the FASB issued a FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”) which addresses an issuer’s accounting for registration payment arrangements.  FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. The guidance in FSP 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and FASB Statement No.150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” to include scope exceptions for registration payment arrangements.  FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issue of this FSP 00-19-2. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP 00-19-2, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.   The Company has analyzed the provisions of FSP 00-19-2 and determined that it will not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of the provisions of SFAS 157.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has adopted SAB 108 and determined that it did not have an impact on the reported results of operations or financial position of the Company.

In June 2006, the FASB ratified the consensus of EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”). EITF 06-3 indicates that the income statement presentation on either a gross basis or a net basis of the taxes within the scope of the issue is an accounting policy decision. The Company’s accounting policy is to present the taxes within the scope of EITF 06-3 on a net basis. The adoption of EITF 06-during the current period did not result in a change to the Company’s accounting policy and, accordingly, did not have any effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  This interpretation prescribes that a company should use a more likely than not recognition threshold based on the technical merits of the tax position taken.  Tax positions that meet the more likely than not recognition threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. FIN 48 is effective in fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact, if any, of the provisions of FIN 48.

Note 2 – Intangible Assets

Intangible assets at June 30, 2007 and 2006 are as follows:

	June 30,	June 30,
	2007	2006

Patents and licensing rights	$5,218,953	$9,382,450
Other intangible assets	298,505	298,505
	5,517,458	9,680,955

Less: Accumulated amortization	(2,161,466)	(2,131,435)

Total intangible assets, net	$3,355,992	$7,549,520

Amortization of patents, licensing rights and other intangible assets amounted to approximately $883,000 and $870,000 for the years ended June 30, 2007 and 2006, respectively, and are amortized over periods generally ranging form 1-20 years.  Amortization for each of the next five fiscal years will amount to approximately $260,000 annually.  The weighted average remaining life of our intangibles at June 30, 2007 is approximately twelve years.

In connection with the Pathagon acquisition in February 2002, the Company acquired patents and licensing rights of OLIGON® and methylene blue.  Methylene blue is an anti-microbial agent used to cleanse fresh frozen plasma of viruses including hepatitis-B, hepatitis-C and HIV.  At acquisition, it was approved in Europe for sterilizing fresh frozen plasma and is currently marketed and sold by several companies for anti-viral sterilizing of fresh frozen plasma.  At acquisition, the Company planned to sublicense the product in certain European Union countries for its use in cleansing plasma.  Prior to the loss of an intellectual patent in April of 2005, the Company had been in discussion with the American Red Cross to bring the product into the U.S. market.  Since methylene blue is generally regarded as a safe drug, no further approval was needed to sell it for its intended use at acquisition.  However, we did plan on performing clinical trials to support to the American Red Cross the commercial viability of methylene blue in sterilizing fresh frozen plasma.

At June 30, 2005, we recognized an impairment of approximately $5,276,000 relating to the methylene blue intangible acquired in connection with the Pathagon acquisition.  Due to the loss of an intellectual property patent suit which occurred during the Company’s fourth quarter, relating to the international use of methylene blue in fresh frozen plasma, we re-evaluated the intangible asset relating to methylene blue at June 30, 2005.  At that date, we estimated that our undiscounted future cash flows, relating solely and exclusively to approved uses of methylene blue, were less than the carrying value of our long-lived asset.  As a result, we recognized a non-cash impairment loss of approximately $5,276,000, equal to the difference between the estimated future cash flows for approved uses of methylene blue, discounted at an appropriate rate, and the carrying amount of the asset.

As a result of the loss of certain aspects of patent protection, the Company re-evaluated the alternative future uses of methylene blue in human indications.  Methylene blue demonstrated effectiveness in the treatment of hepatitis-C through an Investigator Sponsored Phase II clinical trial conducted in the Middle East.  In December of 2005, the Company submitted to the Egyptian Ministry of Health (“Ministry”) a protocol for an investigator sponsored clinical trial in Egypt for refractory genotype IV hepatitis C.   Concurrent with the submission of the protocol, the Company filed a marketing authorization with the Ministry for the use of methylene blue in hepatitis C based on the Phase II data.  The Company’s plan was to attain product approval (then anticipated to be received by the end of calendar 2006) and commence with further investigator sponsored clinical trials in Egypt into which we would sell methylene blue at a price discounted to the current treatments available.  The trials were intended to be performed whether marketing approval was received or not.

At June 30, 2006, we completed an analysis of methylene blue which confirmed that such estimated future cash flows continued to be worth more than the carrying value of methylene blue.  In September of 2006, the Ministry provided feedback on our filing and requested that, among other things, an Egyptian-based company be added to our distribution process.   We responded to the Ministry in January of 2007.  In March of 2007, the Company received another request from the Egyptian authorities relating again to the manufacturing process and we submitted our responses in April 2007.  Separately, in February of 2007, the Company hired a third party to assist us in performing a strategic review of our asset portfolio which was completed during the fourth quarter of fiscal 2007.  In conjunction with this analysis, our board of directors determined that the Company would no longer devote any further resources to the development of methylene blue, unless and until a secure revenue source could be identified as a pre-condition to the use of methylene blue in a clinical trial.  At June 30, 2007, as a result of our inability to obtain a secure source to fund further development of methylene blue, along with the continual delays from the Ministry, the Company re-evaluated the intangible methylene blue intangible asset acquired in connection the acquisition of Pathagon and recognized a non-cash impairment loss equal to its carrying value of approximately $3,311,000.

The OLIGON® technology is a patented anti-microbial technology that can be incorporated into the manufacturing process of many implantable devices. The patented process, involving two dissimilar metals (silver and platinum) creates an electrochemical reaction that releases silver ions that destroy bacteria, fungi and other pathogens.  At the time of acquisition, OLIGON® had been approved by the FDA for its use as a coating of catheters or incorporation into catheter material for the avoidance of catheter related sepsis associated with central venous catheters, pulmonary catheters and urinary catheters.  By acquiring Pathagon, we inherited the sublicense of the OLIGON® technology to Edwards Lifescience for its use in short-term central venous catheters and pulmonary catheters.   In January 2007, the Company entered into a licensing arrangement with Foster Corporation (“Foster”), a Connecticut-based compounder of biomedical materials, to license out exclusive rights to manufacture, market and distribute the Company’s proprietary anti-microbial OLIGON® technology.  Under the terms of the license agreement, Bioenvision will have a revenue sharing arrangement on future sublicenses and a royalty on all sales by Foster.  At June 30, 2007, we estimate that our undiscounted cash flows relating to the OLIGON® technology are greater than the carrying value of our long-lived asset, and therefore, no impairment was deemed necessary for OLIGON® related intangibles.

Making the determinations of impairment and the amount of impairment requires significant judgment by management and assumptions with respect to the future cash flows of the assets.  Changes in events or circumstances that may affect long-lived assets makes judgments and assumptions with respect to the future cash flows highly subjective.

Clofarabine (Evoltra®)

The Company has a license from SRI to develop, manufacture, market, distribute and sell a class of purine nucleoside analogs which, based on third-party studies conducted to date, may be effective in the treatment of leukemia, lymphoma and certain solid tumor cancers.  The lead compound of these purine-based nucleosides is known as clofarabine (Evoltra®). The Company received regulatory approval for Evoltra® from the European Medicines Agency on May 31, 2006 under the centralized approval process for treatment of acute lymphoblastic leukemia, or ALL, in pediatric patients who have relapsed or are refractory to at least two prior regimens of treatment.

Under the terms of the agreement with SRI, the Company was granted the exclusive worldwide license, excluding Japan and Southeast Asia, to make, use and sell products derived from the technology for a term expiring on the date of expiration of the last patent covered by the license (subject to earlier termination under certain circumstances), and to utilize technical information related to the technology to obtain patent and other proprietary rights to products developed by the Company and by SRI from the technology.  Initially, the Company is developing Evoltra® for the treatment of leukemia and lymphoma and studying its potential role in treatment of myelodysplastic syndrome (MDS) and solid tumors.

In March 2001, to facilitate the development of Evoltra®, the Company entered into a co-development agreement with ILEX Oncology, Inc. our sub-licensor until it was acquired by Genzyme on December 21, 2004, for the development of Evoltra® in cancer indications. Under the terms of the co-development agreement, Genzyme is required to pay all development costs in the United States and Canada, and 50% of approved development costs worldwide outside the U.S. and Canada (excluding Japan and Southeast Asia), in each case, for the development of Evoltra® in cancer indications.  Currently, the Company has billed but not recorded as a receivable approximately $4,600,000 of revenue relating to the reimbursement from our co-development partner for certain of our ongoing research costs in the development of Evoltra® outside the United States as well as an additional $2,381,000 which we have not billed but believe is owed to us from this co-development partner.  If and when the Company has determined that collectibility is reasonably assured, the Company will record the revenue.  Under the co-development agreement, the Company offsets these amounts against any royalty which otherwise would be paid to Genzyme on our U.K. sales.  Genzyme is responsible for conducting all clinical trials and the filing and prosecution of applications with applicable regulatory authorities in the United States and Canada for certain cancer indications. The Company retains the right to handle those matters in all territories outside the United States and Canada and retains the right to handle these matters in the U.S. and Canada in all non-cancer indications. The Company retained the exclusive manufacturing and distribution rights in Europe and elsewhere worldwide, except for the United States and Canada. Under the co-development agreement, Genzyme will have certain rights if it performs its development obligations in accordance with that agreement. Under the circumstances, the Company is required to pay Genzyme a royalty on direct sales outside the U.S., Canada, Japan and Southeast Asia. In turn, Genzyme, which would have U.S. and Canadian distribution rights in cancer indications, is paying the Company a royalty on sales in the U.S. and Canada.  Under the terms of the co-development agreement, Genzyme also pays royalties to SRI based on certain milestones. The Company also is obligated to pay certain royalties to SRI with respect to Evoltra®.

The Company received a nonrefundable upfront payment of $1,350,000 when it entered into the co-development agreement with Genzyme and received an additional $3,500,000 in December 2003 when it converted Genzyme’s option to market clofarabine in the U.S. into a sublicense.  Upon Genzyme’s filing the New Drug Application for clofarabine with the FDA, the Company received an additional (i) $2,000,000 in April 2004 and (ii) $2,000,000 in September 2004.  The Company deferred the upfront payment and recognized revenues ratably, on a straight-line basis over the related service period.  The Company has deferred the milestone payments received to date and recognizes revenues ratably, on a straight-line basis over the related service period, through March 2021.  For each of the years ended June 30, 2007 and 2006, the Company recognized revenues of approximately $438,000 in connection with the milestone payments received to date.

Deferred costs include royalty payments that became due and payable to SRI upon the Company’s execution of the co-development agreement with Genzyme.  The Company defers all royalty payments made to SRI and recognizes these costs ratably, on a straight-line basis over the related service period, concurrent with the revenue that is recognized in connection with these research and development costs through 2021.  The Company recognized expense of approximately $219,000 for each of the years ended June 30, 2007 and 2006.

In September 2006, the Company obtained the exclusive license to develop, manufacture, market, distribute and sell Evoltra® in Japan and Southeast Asia.  We made an initial payment of $2,500,000 to SRI upon execution of this agreement and are obligated to pay SRI additional milestone payments and royalties during the term of this agreement.  Since taking on these rights, the Company has organized Bioenvision JapanCo., Ltd., a wholly-owned subsidiary of the Company (“JapanCo”) and established an office in Tokyo.

Modrenal®

The Company holds an exclusive license, until the expiration of existing and new patents related to Modrenal®, to market Modrenal® in major international territories, and an agreement with a United Kingdom company to co-develop Modrenal® for other therapeutic indications.  Management believes that Modrenal® currently is manufactured by third-party contractors in accordance with good manufacturing practices.  The Company has no plans to establish its own manufacturing facility for Modrenal®, but will continue to use third-party contractors.

The Company received a nonrefundable upfront payment of $1,250,000 when it entered into the License and Sublicense Agreement with Dechra Pharmaceuticals in May 2003.  The Company deferred the upfront payment and recognizes revenues ratably, on a straight-line basis over the related service period, currently through September 2022.  The Company recognized revenues of approximately $60,000 and $60,000, respectively, in connection with the upfront payment from Dechra for the years ended June 30, 2007 and 2006, respectively.

Deferred costs include royalty payments that became due and payable to Stegram Pharmaceuticals Ltd. upon the Company’s execution of the License and Sub-License Agreement with Dechra in May 2003.  The Company defers all royalty payments made to Stegram and recognizes these costs ratably, on a straight-line basis concurrent with revenue that is recognized in connection with the Dechra agreement.  Research and development costs related to this agreement include approximately $12,000 for each of the years ended June 30, 2007 and 2006.

OLIGON®

In January 2007, the Company entered into a licensing arrangement with Foster, a Connecticut-based compounder of biomedical materials, to license out exclusive rights to manufacture, market and distribute the Company’s proprietary anti-microbial OLIGON® technology.  Under the terms of the license agreement, Bioenvision will have a revenue sharing arrangement on future sublicenses and a royalty on all sales by Foster.  Foster is required to comply with annual minimum marketing and research and development expenditures within the first five years of the term of the license.

Note 4 – Marketing and Distribution Agreements

In March 2006, the Company entered into a Marketing and Distribution Agreement with Mayne Pharma Limited, a public company in Australia, to develop, market and distribute Evoltra® in Australia and New Zealand in certain cancer indications.  The Company anticipates entering into similar arrangements with other marketing and distribution partner(s) around the world (outside North America) to capitalize on the commercial potential of Evoltra®, with a fully integrated sales and marketing team being a primary focus for the sales and marketing partner(s) the Company may select at any time or from time to time.

Note 5 – Income Taxes

The domestic and foreign components of loss before income taxes for the years ended June 30, 2007 and 2006 are as follows:

	2007	2006

Domestic	$(24,850,000)	$(19,333,000)
Foreign	(11,055,000)	(4,566,000)

Loss before income tax benefit	$(35,905,000)	$(23,899,000)

The following is a reconciliation of benefit for income taxes computed at the federal statutory rates to the effective rates for the years ended June 30, 2007 and 2006:

	June 30,	June 30,
	2007	2006

Consolidated tax benefit at federal statutory rate	(34.0)%	(34.0)%
Other non-deductible expenses	0.9%	1.3%
State income tax benefit, net of federal provision	(4.4)%	(5.1)%
Valuation allowance	36.4%	36.9%
Foreign rate differential	1.2%	0.7%
Other, net	(0.1)%	0.2%

Effective tax rate	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities at June 30, 2007 and 2006 are as follows:

	June 30,	June 30,
	2007	2006
Deferred tax liabilities
Acquired intangibles	$(1,119,000)	$(2,780,000)
Deferred costs	(1,329,000)	(1,427,000)
Amortization	(169,000)	(203,000)
Depreciation	(39,000)	(16,000)
Other	(3,000)	(3,000)

Total deferred tax liabilities	(2,659,000)	(4,429,000)

Deferred tax assets
Net operating loss	35,064,000	23,966,000
Options, warrants and shares issued to non-employees	273,000	273,000
Options and shares issued to employees	2,586,000	1,081,000
Deferred revenue	2,864,000	3,072,000
Provision for bad debts	474,000	352,000
Accrued expenses	312,000	303,000
Other	14,000	13,000

Total deferred tax assets	41,587,000	29,060,000

Valuation allowance for deferred tax assets	(38,928,000)	(24,631,000)

Net deferred tax assets	2,659,000	4,429,000

Total deferred tax assets, net	$—	$—

At June 30, 2007, the Company had estimated $72,805,000 of net operating loss carryforwards for U.S. Federal and state income tax purposes, respectively that begin to expire in fiscal year ending 2020, with a tax value of $29,486,000.  At June 30, 2007, the Company also had estimated $18,592,000 of net operating loss carryforwards relating to foreign operations, respectively, with no expiration date, with a tax value of $5,577,000.

At June 30, 2007 and 2006, the Company has recorded a valuation allowance of approximately $38,928,000 and $24,631,000, respectively, relating to the net deferred tax asset due the uncertainty of both the foreign and domestic companies being more likely than not to utilize these deferred tax assets.

Included in the tax net operating loss for the years ended June 30, 2007 and 2006 is approximately $0 and $3,222,000, respectively, related to exercise of non-qualified stock options or disqualifying dispositions of stock acquired with incentive stock options.  A valuation allowance has been established against this loss.  If the valuation allowance is removed, the tax effected benefit of $0 and $1,305,000, respectively, related to this loss will be credited to equity.

The Tax Reform Act of 1986 enacted a complex set of rules (Internal Revenue Code Section 382) limiting the utilization of net operating losses to offset future taxable income following a corporate “ownership change.”  Generally, this occurs when there is a greater than 50 percentage point change in ownership.  Accordingly, such changes, if any, could limit the amount of net operating losses available in a given year, which could ultimately cause net operating losses to expire prior to utilization.

Note 6 – Stockholders’ Transactions

Convertible Participating Preferred Stock:

On May 7, 2002 the Company authorized the issuance and sale of up to 5,920,000 shares of Series A Convertible Participating Preferred Stock, par value $0.001 per share.  Series A Convertible Participating Preferred Stock may be converted into two shares of common stock at an initial conversion price of $1.50 per share of common stock, subject to adjustment for stock splits, stock dividends, mergers, issuances of cheap stock and other similar transactions.  The Company received gross proceeds of $17,700,000 from the placement.  Holders of Series A Convertible Participating Preferred Stock also received, in respect of each share of Series A Convertible Participating Preferred Stock purchased in the May 2002

Private Placement by the Company, one warrant to purchase one share of the Company’s common stock at an initial exercise price of $2.00, subject to adjustment.  The purchasers of Series A Convertible Participating Preferred Stock also received certain registration rights.  The preferred stock generally carries rights to vote with the holders of common stock as one class on a two-for-one basis. The preferred stock is convertible into the Company’s common stock, at the holder’s option, on a two-for-one basis subject to certain adjustments at the earlier to occur of (i) at the election of each holder from and after the issuance date, or (ii) the date at any time after the one year anniversary of the issuance date upon which both (x) the average of the market price for a share of common stock for thirty consecutive trading days exceeds $10.00 per share, subject to certain adjustments, and (y) the average of the trading volume for the Company’s common stock during such period exceeds 150,000, subject to certain adjustments.  In the event of a voluntary or involuntary liquidation or dissolution of the Company, before any distribution of assets shall be made to the holders of the Company’s securities which are junior to the preferred stock (such as the common stock), holders of the preferred stock shall be paid out of the assets of the Company legally available for distribution to the Company’s stockholders an amount per share equal to the initial original issue price ($3.00) subject to certain adjustments plus all accrued but unpaid dividends on such preferred stock.

The Company is required to accrue for and pay a dividend of 5%, subject to certain adjustments, on its cumulative Series A Convertible Participating Preferred Stock.  The Company has paid the dividend in cash to holders of its cumulative Series A Convertible Participating Preferred Stock through July 30, 2007.

Common Stock:

On April 5, 2007, the Company completed a direct public offering in which it sold 8,000,000 common shares at $3.75 per share, with net proceeds to the Company of approximately $27,716,000, after deducting underwriting discounts and commissions and offering expenses.

On November 27, 2006, the Company issued 31,100 shares of common stock to a former officer of the Company pursuant to the terms of his amended employment agreement dated January 6, 2006.  The former officer was entitled to receive 50,000 shares upon the appointment of a new chief financial officer, of which 18,900 shares were withheld to satisfy the former officer’s tax liability.  In connection with such issuance we recognized approximately $247,000 as compensation expense.

Stock Options:

The Board of Directors adopted, and the stockholders approved, the 2003 Stock Incentive Plan at the Annual Meeting held in January 2004.  The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to our future success and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends.  Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee.  There are 6,750,000 shares reserved for grants of options under the plan and, at June 30, 2007, options to purchase 5,301,000 shares of common stock had been issued.   The Company’s policy is to issue new shares for option exercises.  Stock options vest pursuant to individual stock option agreements.  No options granted under the plan are exercisable after the expiration of ten years (or lesser at the discretion of the Board of Directors or the Compensation Committee) from the date of the grant.  The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on November 17, 2013.

In June 2002, the Company granted options to an officer of the Company to purchase 380,000 shares of common stock at an exercise price of $1.95 per share, which equaled the fair value on the date of grant.  Of this amount 50,000 options vested on June 28, 2002 and the remaining 330,000 options vest ratably over a three-year period on each anniversary date.  On March 31, 2003, the Company entered into an Employment Agreement with such officer of the Company, pursuant to which, among other things, the exercise price for all of the 380,000 options were changed to $0.735 per share, which equaled the stock price on that date.  In addition, the Company issued an additional 120,000 options at an exercise price of $0.735 per share which vested immediately.   As a result of the adoption of SFAS 123 (R) on July 1, 2005, the Company no longer re-measures the intrinsic value of the 380,000 re-priced options.  The Company determined the fair value of the modified award in accordance with SFAS 123, the guidance then in effect, and has recognized expense of $36,000 for the year ended June 30, 2006 relating to the portion of the options that were unvested on July 1, 2005.

Upon adoption of SFAS 123 (R), beginning July 1, 2005, the Company reversed the unrecognized deferred compensation costs of approximately $136,000, associated with 505,000 options granted to certain employees at an exercise price below the grant date trading price, with a corresponding reduction to the Company’s additional paid-in capital and is recognizing the fair value estimated in accordance with the original provisions of SFAS 123 for the unvested options.  In December 2005, the Company cancelled a total of 251,667 options relating to the unexercised options issued to three of the employees that were originally issued below fair market value with a strike price of $4.05.  The Company reissued these options at the fair market value on January 20, 2004 (original grant date) with a strike price of $4.55 and provided cash bonuses to the employees in return for the increase in the strike price.  The original vesting terms and remaining exercise period of the original grant on date of modification was utilized in the amended grant.  The Company has recorded additional compensation expense equal to the amount of the cash bonuses paid of $125,000.  The Company has recorded the compensation expense for the fair value of the stock options over the remaining vesting term.

On March 30, 2006, the Company extended the exercise period of 1,500,000 vested options originally granted to an officer of the Company from five to ten years.  The extension of the exercise period was treated as a modification of an award under SFAS 123 (R) and resulted in the immediate recognition of incremental compensation expense of approximately $591,000.

During the year ended June 30, 2007, options to purchase 81,250 of the Company’s common stock at a weighted average exercise price of $4.94 per share were granted to members serving on the Board of Directors, in which the Company recognized $57,000 of expense relating to said options.  Total expense for options granted to members of the Board of Directors was $93,000 and $75,000, respectively, for the years ended June 30, 2007 and 2006.

Options granted to employees for the year ended June 30, 2007 totaled 1,256,500.  Total compensation (expense) income for options granted to employees was ($3,323,000) and ($3,609,000) for the years ended June 30, 2007 and 2006, respectively.

There were no options exercised during the year ended June 30, 2007.  During the year ended June 30, 2006, certain option holders of the Company exercised with cash their options to acquire 300,000 shares of the Company’s common stock.   The Company received proceeds of approximately $391,000 from the exercise of these options.  During the year ended June 30, 2006, certain non-employee holders of options exercised pursuant to the cashless exercise feature available to such option holders and the Company issued 191,196 shares of its common stock in connection therewith.

A summary of the Company’s stock option activity for options issued to employees and members serving on the Board of Directors and related information follows:

	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term	Aggregate Intrinsic Value(a)

Balance at June 30, 2005	4,156,000	$3.18	5.30	$20,306,755

Granted	1,287,000	6.49
Exercised	(525,000)	1.28
Cancelled	(252,000)	4.05
Forfeited	(25,000)	8.22

Balance at June 30, 2006	4,641,000	$4.24	4.44	$8,916,283

Granted	1,257,000	4.78
Exercised	—	—
Cancelled	(4,000)	7.14
Forfeited	(80,000)	6.56

Balance at June 30, 2007	5,814,000	$4.32	6.83	$11,433,207

Exercisable at June 30, 2007	4,199,000	$3.75	6.00	$10,558,445

(a) The intrinsic value is the amount by which the market price at the end of the period of the underlying share of stock exceeds the exercise price of the stock option.

No options were exercised by employees during the year ended June 30, 2007.  Options exercised by employees during the years ended June 30, 2006 had an intrinsic value of approximately $1,323,000.

A summary of the Company’s non-vested employee options at June 30, 2007 and changes during the year ended June 30, 2007 is presented below:

	Non-vested Number of Options	Weighted-average Fair Value at Grant Date

Balance at July 1, 2006	1,391,000	$3.79

Granted	1,257,000	2.46
Vested	(953,000)	3.30
Cancelled	—	—
Forfeited	(80,000)	3.41

Balance at June 30, 2007	1,615,000	$3.07

Warrants:

On August 9, 2004, the Company issued two warrants to a consultant pursuant to which said consultant has the right to purchase 45,000 shares of the Company’s common stock at a price of $6.10 per share.  The Company recognized approximately $0 and $9,000 as consulting expense for years ended June 30, 2007 and 2006, respectively, as all milestones were met as of June 30, 2006 related to said warrants.

During the year ended June 30, 2007, certain warrant holders of the Company exercised their warrants to acquire 4,310,999 shares of the Company’s common stock, in which the Company received proceeds of approximately $8,146,000.  During the year ended June 30, 2006, certain warrant holders of the Company exercised their warrants to acquire 406,472 shares of the Company’s common stock, in which the Company received proceeds of approximately $720,000 from the exercise of such warrants.

Receivable from Stockholder:

Subsequent to the exercise of an option by a former member of management on September 27, 2005, the Company became aware of the statutorily required withholding taxes due to the UK tax regulatory authority.  In order to maintain compliance with the UK tax regulatory authority, the Company remitted the taxes due on behalf of the former employee in January 2006 and, in return, received a promissory note from the former member of management dated November 28, 2005 for $340,606, of which $40,606 has been collected.  The payment of these taxes was not part of the option agreement.  The Company classified such note as a shareholder receivable in the equity section of the consolidated balance sheets.  In December 2006, the Company reserved for the remaining balance outstanding.

Note 7 – Geographic Information

We have one operating segment and define geographical regions as countries in which we operate. Our corporate headquarters in the United States collects licensing, royalties and research & development contract revenue from our arrangements with external customers and our co-development partners.  Our wholly-owned subsidiary, Bioenvision Limited, is located in the United Kingdom and currently manages our product sales in Europe.  Our wholly-owned subsidiary, Bioenvision JapanCo., Ltd, is located in Tokyo and is focused on product development in Japan and Southeast Asia.  Currently, there is no sales activity in Japan.  The following table reconciles our revenues by geographic region to the consolidated total:

	June 30,	June 30,
	2007	2006
United States	$3,640,408	$1,929,527
Europe	15,234,700	3,379,545
Other	194,489	—

Total Revenue	$19,069,597	$5,309,072

Note 8 – Liquidity and Capital Resources

In August 2006, the Company borrowed $1,500,000 in conjunction with a promissory note signed with a financial institution.  In September 2006, the Company borrowed an additional $3,500,000.  All amounts drawn were fully repaid as of September 30, 2006.

On June 30, 2007, the Company had cash and cash equivalents and short-term investments of approximately $49,171,000 and working capital of $47,811,000.   Management believes the Company has sufficient cash and cash equivalents, short-term investments and working capital to continue currently planned operations through June 30, 2008.  However, depending on the outcome of the proposed Genzyme merger, we may need additional financing to continue to fund the research and development and marketing programs for our products and to generally expand and grow our business.  Because, depending on the outcome of the Genzyme merger, we may be required to fund additional operating losses in the foreseeable future, our financial position may continue to deteriorate.  We cannot be sure that we will be able to find financing in the future or, if found, such funding may not be on terms favorable to us.  If adequate financing is not available, we may be required to delay, scale back, or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop.  Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

Note 9 – Commitments and Contingencies

Commitments:

The Company leases office space for its New York, New York headquarters under a non-cancelable operating lease expiring on December 29, 2009 and office space in Edinburgh, Scotland under a lease agreement for its subsidiary Bioenvision Ltd. which expires February 29, 2008.  Also, we rent office space in Tokyo, Japan, under a lease that expires in February 2008.    Rent expense for all three facilities in the aggregate for the years ended June 30, 2007 and 2006 was approximately $848,000 and $680,000.  Further, the Company leases three vehicles under leases which expire November 29, 2008 and one which expires January 6, 2009.  Lease expense was approximately $55,000 and $49,000 for the years ended June 30, 2007 and 2006, respectively.  At June 30, 2007, total minimum rentals under operating leases with initial or remaining non-cancelable lease terms of more than one year as well as contractual obligations under our license agreement with SRI were approximately:

For the Year Ended
June 30,

2008	$1,693,429
2009	623,988
2010	431,391
2011	500,000
2012	4,000,000
Thereafter	—

Total	$7,248,808

Litigation:

The Company is a defendant in multiple putative class action lawsuits that have been filed in connection with the proposed merger with Genzyme against the Company and its directors.  Among other things, the lawsuits seek to enjoin the completion of the merger. While it is not feasible to predict the outcome of these lawsuits, their ultimate resolution could have an adverse effect upon our business, financial condition, results of operations or reputation.  We have contacted the plaintiff’s counsel to determine whether a settlement can be reached. If an acceptable settlement cannot be reached, we expect to contest the plaintiff’s claims vigorously.

Note 10 – Quarterly Financial Data (Unaudited)

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	September 30,	December 31,	March 31,	June 30,
	2006	2006	2007	2007

2007

Revenue	$2,864,572	$4,496,640	$4,957,496	$6,750,889

Cost of products sold (1)	422,728	897,593	985,197	1,144,761

Loss from operations (2)	(12,538,329)	(7,278,088)	(7,956,019)	(9,868,321

Net loss	(12,125,694)	(6,912,408)	(7,698,334)	(9,168,145)

Net loss applicable to common stockholders	$(12,210,762)	$(6,997,477)	$(7,781,552)	$(9,252,290)

Basic and diluted net loss applicable to common stockholders per share	$(0.29)	$(0.16)	$(0.18)	$(0.17)

(1)  The Company records royalty expense as a component of cost of products sold.  For the three months ended September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007, the Company recorded royalty expense of $361,469, $758,596, $854,028, and $914,606, respectively as a component of cost of products sold.

(2)  For the three months ended June 30, 2007, the Company recorded an impairment charge on certain acquired intangible assets of $3,310,905, which is included in Loss from operations.

	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006

2006

Revenue	$670,218	$1,091,307	$1,741,095	$1,806,452

Cost of products sold (1)	328,292	438,018	386,818	509,847

Loss from operations	(5,200,736)	(4,197,037)	(8,591,790)	(7,653,095)

Net loss	(4,804,592)	(3,793,862)	(8,138,302	(7,162,007)

Net loss applicable to common stockholders	$(4,889,660)	$(3,878,931)	$(8,221,521)	$(7,246,151)

Basic and diluted net loss applicable to common stockholders per share	$(0.12)	$(0.10)	$(0.20)	$(0.18)

(1)  The Company records royalty expense as a component of cost of products sold.  For the three months ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, the Company recorded royalty expense of $201,177, $330,410, $315,537, and $430,287, respectively as a component of cost of products sold.

The quarterly net loss per share applicable to common stockholders amounts are rounded to the nearest cent.  Annual net loss per share applicable to common stockholders may vary depending on the effect of such rounding.

Note 11 – Subsequent Events

On or about August 22, 2007, David P. Luci, the Company’s former General Counsel, filed an action in New York State Supreme Court, New York County purporting to assert claims against the Company, its Chief Financial Officer and certain current and former Directors of the Company. The Complaint purports to allege, among other things, that the Company breached contractual and other obligations allegedly owed to him in connection with the termination of his employment with the Company, and purports to demand damages, in the aggregate, of $108,400,000. The Company believes that the action is without merit and intends to mount a vigorous defense.